Exhibit 14.1

CODE OF CONDUCT

MESSAGE FROM MICHAEL LISTER

The cornerstone of our success has been the entrepreneurial spirit, energy and commitment of our employees. We meet business goals without compromising our core values and encourage free and open communication. Jackson Hewitt Tax Service Inc. has established this Code of Conduct to reflect and perpetuate these values.

How we conduct ourselves and how we treat others affects how consumers, business partners and investors ultimately view us. Accordingly, we are committed to promoting an ethical environment based on these fundamental principles of conduct:

•	Treat everyone – employees, customers and business partners – with dignity, integrity and respect;

•	Behave honestly and fairly;

•	Strive for mutual respect and trust in relationships;

•	Use good judgment and high ethical standards in all business dealings;

•	Abide by applicable laws, rules and regulations;

•	Ensure a safe and healthy work environment; and

•	Address any actual or potential violation of the Code of Conduct.

We are all personally responsible for adhering to these core values in our daily routines. Therefore, I ask that you observe the Code of Conduct. While it is impossible to anticipate every situation that could arise, the Code of Conduct should provide a general understanding of what is expected of each of us as members of the Jackson Hewitt Tax Service® family. In complying with these standards, the following questions should guide us in making the right decisions:

•	Would we be comfortable telling our family, friends or co-workers about our behavior?

•	Would we want to see the behavior reported on the front page of The Wall Street Journal or any other publication?

•	Could a person’s life, health or safety be endangered by any of our actions?

•	Do we believe that what we are doing is illegal or unethical?

I appreciate your continuing commitment and dedication in protecting our outstanding reputation and in ensuring that we remain committed to operating our business with integrity.

Sincerely,

Michael D. Lister
Chairman, President and Chief Executive Officer

INTRODUCTION

Jackson Hewitt Tax Service Inc. and its subsidiaries value honesty, integrity and adherence to the highest ethical standards. “Jackson Hewitt” and the “Company” are used interchangeably to refer to Jackson Hewitt Tax Service Inc. or to Jackson Hewitt Tax Service Inc. and its subsidiaries, as appropriate to the context. As part of this commitment, Jackson Hewitt has instituted a Code of Conduct (“Code”), which serves as the foundation of Jackson Hewitt’s Corporate Compliance Program (“Program”). The Code applies to all employees of the Company regardless of when such person was hired or became associated with Jackson Hewitt. The Code supersedes any and all previous codes of conduct of the Company. While certain subsidiaries or affiliates of Jackson Hewitt may issue other information or guidance about the standards of conduct expressed in the Code, to the extent that any such information or guidance is inconsistent with the Code, the Code shall take precedence. The Code is not intended to cover every situation that might arise, but is intended to help employees make the right decision or ask the right questions.

COMPLIANCE WITH THE CODE

Your Responsibilities

It is the responsibility of all employees to read, know, understand, and comply with the Code, and any revisions thereto. Subject to applicable laws and regulations, failure to do so may result in disciplinary action including, but not limited to, retraining, reprimands, suspension, termination, and, in certain instances, referral to appropriate authorities. In addition, failure to read and/or acknowledge the Code does not exempt an employee of the Company from his/her responsibility to comply with the Code. Employees are also responsible for completing all required training courses related to this Code. In addition to following the ethical standards set forth in this Code, you are also required to comply with all laws and regulations applicable to the Company’s business.

Acknowledgment and Certification of Compliance

Each new and current Jackson Hewitt employee is required to sign an Acknowledgment Form certifying that she or he has read, understands and will comply with the Code. All Jackson Hewitt employees must read the Code on an annual basis and each time the Code is revised and redistributed. An Acknowledgment Form must be signed on an annual basis.

Reporting Illegal or Unethical Behavior

If you observe or become aware of an actual or potential violation of any law, regulation or the Code, whether committed by Jackson Hewitt employees or by a contractor or others associated with Jackson Hewitt, you should immediately report the circumstances in an appropriate manner and cooperate with any investigation that might ensue. The Program is designed to foster a positive work environment and give employees the means to report in good faith any potential violation of law or business ethics.

For assistance with compliance and business ethics matters and to report actual or potential infractions, or if you are in doubt as to the proper course of action, you should contact your supervisor. You also may seek assistance from the Human Resources Department, Jackson Hewitt’s Legal Department, Jackson Hewitt’s Chief Compliance Officer or the “Integrity Hotline”, a service established by the Audit Committee of the Board of Directors to enable employees to make confidential, anonymous reports of possible violations of the Code. While the Integrity Hotline does not replace the existing reporting channels, it may be used to report matters you believe are not being resolved through existing channels as outlined above. The Integrity Hotline toll-free number is 1-888-475-8268. Callers inside the United States or Canada can dial direct while all others must first dial the appropriate international access code. The Integrity Hotline is available to receive calls and process reports 24 hours a day, seven days a week.

You may place calls to the Integrity Hotline to report actual or potential violations of the Code (including complaints regarding accounting, auditing and financial reporting matters), or to ask questions or obtain advice to clarify compliance- or ethical-related issues. Every effort will be made to keep the identity of anyone reporting an actual or potential violation confidential to the extent permitted by law, unless doing so will prevent Jackson Hewitt from fully and effectively investigating suspected misconduct. In order to assist the investigation of any report made, Jackson Hewitt encourages those reporting suspected misconduct to identify themselves; however, Jackson Hewitt will accept and investigate anonymous reports. Anonymous callers will be assigned a personal identification number for follow-up, affording the caller an opportunity to report additional information and/or receive appropriate information on the status of the disposition of his or her report. The Integrity Hotline will not record calls or use call identifiers.

Prohibition Against Retaliation

There will be no retaliation against employees for good faith reporting of a perceived ethical violation or non-compliance with the Code or for filing, testifying, assisting or participating in any manner in any investigation, proceeding or hearing conducted by the Company or a federal, state or local enforcement agency.

Waivers

Waivers of this Code for directors or executive officers may be made only by the Board of Directors or the Corporate Governance Committee, and will be promptly disclosed to the Company’s shareholders as required by applicable law or securities exchange regulation.

DISCRIMINATION- AND HARASSMENT-FREE WORKPLACE

Jackson Hewitt’s most important resource is its people. As such, Jackson Hewitt is committed to fostering a work environment free from bias, discrimination, harassment and intimidation in which all individuals are treated with respect and dignity. The Company’s policies strictly prohibit discrimination and harassment against any employee or applicant for employment on the basis of race, color, religion, sex, pregnancy, sexual orientation, marital status, veteran status, national origin, age, physical or mental disability, or any other status protected by applicable law.

ENVIRONMENT, HEALTH & SAFETY

Jackson Hewitt is committed to conducting its business in an environmentally sound manner and strives to comply with all applicable environmental laws and regulations. Jackson Hewitt is also committed to providing its employees and visitors to Jackson Hewitt’s locations with a healthy and safe workplace in compliance with applicable laws. Employees must be aware of safety issues and policies that affect their job. Employees must immediately advise the Company, their supervisors, or the Facilities Department, of any workplace injury or any circumstance presenting a dangerous situation, so that a timely investigation may be conducted and corrective action taken to resolve the issue. Upon learning of any circumstance that might affect the health and safety in the workplace, supervisors must act immediately to address the situation and should contact the Facilities Department regarding the problem.

THIRD-PARTY RELATIONSHIPS

Conflicts of Interest

All employees occupy a position of trust with the Company and, as a result, have a duty of loyalty to the Company both during and after the employment relationship with the Company. Employees are required to avoid any relationship or activity that might create or give the appearance of a conflict between their personal interests and the interests of Jackson Hewitt.

A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of the Company as a whole. Conflicts of interest can also arise when you take action or you or a member of your immediate family1 have interests that may make it difficult for you to perform your duties to the Company effectively. While it is impossible to specify all situations in which a conflict of interest might arise, some examples of potential conflicts of interest are provided below:

•	Improper Personal Benefits from the Company – Employee or immediate family member of employee accepting any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of employee’s personal obligations;

[1]	As used herein, the term “immediate family” means an employee’s spouse, partner or other intimately related individual, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, any person whose relationship with the employee is similar to that of persons who are related by blood or marriage and anyone – other than a domestic employee – sharing the employee’s home.

•	Outside Employment with a Supplier - Employee or immediate family member of employee acting as a director, partner, consultant or employee of a firm that provides goods or services to Jackson Hewitt or is a competitor of Jackson Hewitt or accepting money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a client, franchisee, supplier or anyone else in connection with its business with the Company;

•	Outside Employment or Activities with a Competitor - Holding a second job that interferes with your employment duties at Jackson Hewitt, simultaneous employment with or serving as a director of a competitor of the Company or any activity that is intended to or that you should reasonably expect to advance a competitor’s interests at the expense of the Company’s interests or selling or marketing, or causing others to sell or market, products or services in competition with the Company’s current or potential business products, services or activities;

•	Financial Interests in other Businesses – Employee or immediate family member of employee having an ownership interest in any other enterprise (including a Jackson Hewitt franchisee) if that interest compromises or appears to compromise employee’s loyalty to the Company;

•	Improper Use of Confidential Information - Using Jackson Hewitt’s confidential information in any manner that violates the Company’s policy on Confidential and Proprietary Information; or

•	Business Arrangements with the Company or Franchisees - Employee or immediate family member of employee participating in a joint venture, partnership or other business arrangement with the Company or a Jackson Hewitt franchisee.

Employees must disclose any relationship that appears to create a conflict of interest to their supervisor and Jackson Hewitt’s Chief Compliance Officer (or, with respect to the Chief Compliance Officer, to the Chief Executive Officer). They must also obtain written pre-approval from Jackson Hewitt’s Chief Compliance Officer (or, with respect to the Chief Compliance Officer, from the Chief Executive Officer) before proceeding with any transaction, conduct or investment that creates or appears to create a conflict of interest, such as: (1) engaging in personal business transactions that arise from or are based upon an employee’s position of authority, (2) owning a financial interest (other than less than one percent of the capital stock of a public company) in a business that does business or competes with Jackson Hewitt or a Jackson Hewitt franchisee, (3) participating in an opportunity discovered from information provided by a competitor, customer, franchisee or supplier and (4) any employee, or a member of such employee’s immediate family, deriving any benefit from a relationship with a Jackson Hewitt franchisee.

An employee of the Company must seek prior approval from Jackson Hewitt’s Chief Compliance Officer before accepting an invitation to serve as a director or trustee of any other business. If such service existed at the time of hire or upon acquisition of a new company, the employee must promptly disclose the existence of such service and obtain approval to continue providing such service before doing so. Service as a director of a for-profit entity (other than Jackson Hewitt) is strongly discouraged.

Corporate Opportunities

Employees of Jackson Hewitt owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If you learn of a business or investment opportunity through the use of corporate property or information or your position at Jackson Hewitt, such as from a competitor, franchisee or actual or potential customer, supplier or business associate of the Company (including a principal, officer, director or employee of any of the above), you may not participate in the business opportunity or make the investment without the prior written approval of Jackson Hewitt’s Chief Compliance Officer (or, with respect to the Chief Compliance Officer, approval by the Chief Executive Officer). Such an opportunity should be considered an investment opportunity for the Company in the first instance.

Gifts and Entertainment

Employees or the immediate family of employees shall not use their position with Jackson Hewitt to solicit any cash, gifts or free services from any Jackson Hewitt customer, vendor or contractor for personal benefit. Gifts or entertainment from others should not be accepted if they could be reasonably considered to improperly or materially influence Jackson Hewitt’s business relationship with or create an obligation to a customer, vendor or contractor.

The following examples are guidelines regarding gifts and entertainment:

•	Nominal gifts and entertainment, such as logo items, pens, calendars, caps, shirts and mugs are acceptable;

•	Reasonable invitations to business-related meetings, conventions, conferences or product-training seminars may be accepted;

•	Invitations to social or cultural events may be accepted if the cost is reasonable and your attendance serves a customary business purpose such as networking; and

•	Invitations to sporting activities or ticketed events that are usual and customary in the conduct of business and promote good working relationships with customers and suppliers may be accepted.

Special rules may apply to employees involved in seeking business with, or providing services to, government entities. Contact Jackson Hewitt’s Chief Compliance Officer for specific information and guidance on these rules.

Public Relations

Jackson Hewitt’s Communications Department is responsible for all public relations, including all contact with the media. Unless specifically authorized to represent Jackson Hewitt to the media, employees may not respond to inquiries or requests for information. This includes newspapers, magazines, trade publications, radio, television and websites, as well as any other external source seeking information about Jackson Hewitt. If the media contacts you about any topic, refer the call to Jackson Hewitt’s Communications Department. Employees must be careful not to disclose confidential, personnel or business information through public or casual discussions, to the media or others.

Regulatory or Legal Inquiries

Inquiries from federal, state and local governmental officials and entities related to Jackson Hewitt and its business affairs (or from comparable governmental officials or entities outside the United States) should be referred to Jackson Hewitt’s Legal Department unless you have been specifically authorized to respond to such inquiries. In the latter case, you should inform Jackson Hewitt’s Legal Department of any response given by you. Examples of government inquiries include requests for information, notice of an investigation, or service of a subpoena.

Government Relations

Employees may, of course, participate in the political process as private citizens, as long as they take care not to imply that they are acting on behalf of Jackson Hewitt. It is important to separate personal political activity from Jackson Hewitt’s political activities in order to comply with the appropriate rules and regulations regarding lobbying or attempting to influence government officials. Jackson Hewitt will not reimburse employees for money or personal time contributed to political campaigns. In addition, employees may not work on behalf of a candidate’s campaign during working hours or at any time use Jackson Hewitt’s facilities or resources for that purpose.

Laws governing contributions by Jackson Hewitt to candidates, officeholders and political parties are complex, and they can vary considerably in each jurisdiction. Any use of corporate funds for political contributions or expenditures must be approved by Jackson Hewitt’s Chief Compliance Officer. Employees may make political contributions on a personal basis, in accordance with applicable law. Laws governing contributions to state and local candidates (and comparable political figures outside the United States) vary from state to state and country to country, and are to be observed by all employees as applicable.

Consult with Jackson Hewitt’s Chief Compliance Officer if you have any questions on the conduct of political activity.

Marketing, Advertising and Promotions

Jackson Hewitt markets its products and services in a fair, truthful and ethical manner. Marketing and advertising materials are designed to reflect available products and services. Jackson Hewitt uses marketing, promotions and advertising materials to educate the public, report to its constituents, increase awareness of its services, recruit employees, promote brand recognition and support marketing initiatives. Complex laws and regulations apply to these activities. When providing these marketing, promotional and advertising opportunities, Jackson Hewitt practices appropriate protection of customer data in order to safeguard consumer privacy. If you have any questions on marketing, advertising or promotions contact Jackson Hewitt’s Marketing Department or Jackson Hewitt’s Legal Department.

COMPETITOR RELATIONSHIPS

Antitrust and Competition

Jackson Hewitt’s business activities are subject to federal and state antitrust and competition laws. These laws are intended to promote fair and honest marketplace competition by prohibiting anticompetitive behavior and unfair business practices.

These laws generally prohibit or restrict the following agreements (including formal or informal discussions):

•	price fixing;

•	market allocations (agreements between competitors that they will not compete with respect to specified customers, geographical territories or products);

•	boycotts (when several companies join in efforts to keep a particular market or particular customers from receiving services);

•	tying arrangements (when a seller with market power over one product will only sell it to buyers who agree to buy another product);

•	attempts to monopolize, including pricing a service or product below cost in order to eliminate competition; and

•	bid rigging.

This list is not exhaustive, these laws are complex, and they can vary considerably from state to state. Violations of the antitrust laws can subject individual employees and Jackson Hewitt to large personal and corporate fines and penalties, and jail sentences.

If you have any questions about whether any particular conduct is appropriate, seek advice from Jackson Hewitt’s Legal Department before taking action.

Trade Shows and Trade Association Meetings

The antitrust and competition laws are particularly relevant if you attend trade shows or trade association meetings while acting on behalf of Jackson Hewitt because of the opportunity to interact with competitors or potential competitors. In order to avoid possible violations of such laws, you should not discuss pricing, including pricing strategies and costs; the allocation of customers, territories or markets; agreements not to compete or to compete only in a limited fashion; agreements to regulate or limit production; or agreements to participate in group boycotts.

Any effort with another company or companies to seek relief from courts, regulatory agencies or legislative bodies should be reviewed with Jackson Hewitt’s Legal Department before taking action.

Fair Dealing

Each employee should endeavor to deal fairly with Jackson Hewitt’s customers, suppliers, competitors and employees. Nobody should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

INSIDER INFORMATION

Employees of Jackson Hewitt may, in the course of performing their duties, come into possession of material non-public information about Jackson Hewitt, or other companies with whom Jackson Hewitt does business. “Material non-public information” is defined as any information that a reasonable investor would consider important in making a decision to buy or sell securities. In short, it includes any information that could be expected to affect the price of securities, either positively or negatively. Buying or selling securities based on such information is referred to as “insider trading” and can result in substantial fines and imprisonment.

It is illegal for a Jackson Hewitt employee to, directly or indirectly, buy or sell shares of stocks or bonds based on material non-public information or to discuss such information with others who might buy or sell such securities, including shares of stock or bonds.

For example, if in the course of your work and prior to a public announcement, you become aware of a change in dividends and earnings, an acquisition, or a major change in management that would materially affect Jackson Hewitt, you may be guilty of insider trading if you bought or sold securities of Jackson Hewitt based on this knowledge or passed this information to anyone who then bought or sold such securities. Certain employees are subject to Jackson Hewitt’s Procedures and Guidelines Governing Securities Trades by Company Personnel. For questions on this policy or any other questions on insider trading, please consult Jackson Hewitt’s Chief Compliance Officer.

BUSINESS RECORDS & INFORMATION

Confidential and Proprietary Information

In the course of employment at Jackson Hewitt, employees may be exposed to information that is not generally known to the public. All such information, whether or not the subject of a copyright or patent or specifically identified as confidential, is confidential and the sole property of Jackson Hewitt and must not be used for personal gain or in an inappropriate manner. Both during and after employment, employees shall not disclose confidential information to persons outside the Company, including family members, except for reasons strictly related to the performance of their authorized duties, and should share such information only with other employees who have a “need to know.”

Confidential information includes, but is not limited to:

•	Business plans;

•	Projected earnings, proposed dividends, important management or organizational changes, mergers or acquisitions, dispositions of assets and trade secrets;

•	Product or service design and development or training;

•	Computer software and systems developed by, or for, unique to, the Company’s business;

•	Client lists (including phone numbers, addresses and e-mail addresses) or client contact information;

•	Personal or financial information pertaining to any employee of Jackson Hewitt;

•	Advertising or marketing plans, cost structures, pricing plans and strategies;

•	Internal documents concerning the Company’s operations and activities; and

•	The work, deliberations and decisions of the Company’s Board of Directors and employees.

Employees are responsible and accountable for holding this information in the strictest confidence. If an employee is uncertain whether certain information should be treated as confidential, the employee should presume that such information is confidential and not disclose it without proper authorization.

Financial Reporting and Records

Each supervisor is responsible and accountable for maintaining an adequate system of internal controls and for maintaining and documenting key controls as determined by the Company’s management and as required by Section 404 of Sarbanes Oxley over all areas of his or her responsibility. These controls should provide reasonable assurance that (1) (A) all transactions have been properly recorded in the appropriate period, (B) each such transaction has been made with management authorization and in accordance with applicable laws and regulations, and (C) Company assets are adequately safeguarded; and (2) as a consequence, the financial records and other reports are accurately and fairly stated. Each employee within their area of responsibility is expected to adhere to these established controls and the following prohibitions:

•	No employee may willfully make false or misleading entries in the Company’s books and records for any reason;

•	No employee may willfully conceal Company information from authorized auditors or governmental regulatory agencies. Employees are required to disclose, on a timely basis, information required to evaluate the fairness of the Company’s financial presentation, the soundness of its financial condition and the propriety of its operation;

•	No employee may make or request a payment or transfer of Company funds or assets that is not authorized, properly recorded and clearly accounted for on the Company’s books. No employee may make, request or approve a payment or transfer Company funds or assets with the intention or understanding that any part of such payment or transfer is to be used except as specified in the supporting transactional documents; and

•	No employee shall deliberately attempt to circumvent any Company processes or controls.

Accurate Periodic Reports and Other Public Communications

Full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports filed with the Securities and Exchange Commission and in the Company’s other public communications is required by Securities and Exchange Commission rules and is essential to our continued success. Employees involved in the preparation of periodic reports and other public communications should exercise the highest standard of care in preparing such materials. The Company has established the following guidelines in order to ensure the quality of the Company’s periodic reports:

•	All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses.

•	The Company’s accounting records must not contain any false or intentionally misleading entries.

•	No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information may be concealed from the internal auditors or the independent auditors.

•	Compliance with Generally Accepted Accounting Principles and the Company’s system of internal accounting controls and Sarbanes Oxley is required at all times.

Business Records and Information Management

Jackson Hewitt maintains its records in accordance with its Records Retention Policy. The Records Retention Policy applies to all corporate materials, including those that are stored in hard copy, electronic, magnetic or film format, whether maintained or stored at work or off site. Jackson Hewitt customers, fellow employees, government agencies, insurance companies and auditors, among others, all rely on Jackson Hewitt’s records, so it is very important to the Company that they be properly maintained. More specifically, proper retention, maintenance, and disposal of records facilitates the preparation of reliable and efficient responses to internal and external inquiries, ensures contractual and regulatory compliance, positions the Company to assert, and respond to, legal claims and helps preserve the Company’s institutional knowledge. Jackson Hewitt requires all employees to know, understand and comply with its Records Retention Policy. Subject to applicable laws and regulations, failure to do so may result in disciplinary action including, but not limited to retraining, reprimands, suspension, termination and, in certain instances, referral to appropriate authorities. If you have any questions concerning records retention or destruction you should consult the Records Retention Policy and/or seek guidance from Jackson Hewitt’s Legal Department.

JACKSON HEWITT ASSETS

Use of Jackson Hewitt Property

All Jackson Hewitt assets are the property of the Company. Both during and after employment, the use of Jackson Hewitt property for individual profit or any unlawful or unauthorized personal purpose is prohibited. Jackson Hewitt’s information, technology, intellectual property, buildings, land, equipment, machines, software and cash must be used for business purposes only, except as provided by Company policy or approved by your supervisor. Any items developed, purchased or otherwise obtained by the Company and all business concepts, strategies and work produced in the ordinary course of your employment are the property of the Company.

Destruction of Property and Theft

Employees shall not intentionally damage or destroy the property of Jackson Hewitt or others, or engage in theft.

Bribes and Kickbacks

Employees must ensure that payments made by or on behalf of Jackson Hewitt are made only for legitimate business purposes. Under no circumstances is it acceptable to offer, give, solicit or receive any form of bribe or kickback. Jackson Hewitt employees must not give or offer anything of value that would be beyond usual or customary practices or would violate laws on giving to foreign and U.S. government officials. This policy applies to all Jackson Hewitt transactions within and outside of the United States. Due to the complex laws in this area, you should consult Jackson Hewitt’s Legal Department should you have any questions.

Money Laundering or Illicit Financing

Employees must actively guard against the use of Jackson Hewitt products and services by third parties for the purposes of money laundering or illicit financing activity, including terrorist activity. Money laundering is the process by which the proceeds of criminal activity are moved through the financial system in order to hide all traces of their criminal origin. Money laundering is an essential part of much criminal activity and has become the focus of considerable attention by governments, international organizations and law enforcement agencies throughout the world. By contrast, illicit financing activity, including activity by or for terrorist groups, focuses on the destination and use of funds that may come from legitimate or criminal sources, or a combination of the two.

Jackson Hewitt is committed to cooperating fully with law enforcement and regulatory investigations concerning possible money laundering or illicit financing activity. You must immediately contact Jackson Hewitt’s Legal Department if you are approached in any manner by government agencies for records and information on customers, agents, or business partners that may be under investigation. Strict rules specify time frames for complying with such government inquiries or requests and for reporting certain activities that may bear upon money laundering or terrorist activity. Therefore, your immediate action is vital in both reporting requests and being responsive when given instructions by Jackson Hewitt’s Legal Department.

Intellectual Property of Jackson Hewitt

Jackson Hewitt is committed to protecting its brand. This means that all employees must safeguard the intellectual property of Jackson Hewitt, such as trademarks, service marks, patents, copyrights, and trade secrets. Such property is the very foundation of Jackson Hewitt. When you leave Jackson Hewitt, you must return any and all of Jackson Hewitt’s intellectual property and other work products that are in your possession, including copies. If you are unsure about a proposed use of Jackson Hewitt’s trademarks, copyrights or patents, you should consult Jackson Hewitt’s Legal Department.

Intellectual Property of Others

It is also the Company’s policy not to infringe upon the intellectual property rights of others. Employees may not reproduce, distribute or alter copyrighted materials without permission of the copyright owner or its authorized agents. Software used in connection with Jackson Hewitt’s business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement. The unauthorized reproduction, distribution or use of copyrighted materials, including software, can result in severe civil and criminal penalties and is strictly prohibited.

Information Technology and Communications Equipment

Jackson Hewitt’s information technology systems, including computers, email, Internet access lines, telephones and voice mail are the property of Jackson Hewitt and are to be used primarily for business purposes. These business systems and the data that reside on them are the property of Jackson Hewitt. Users, therefore, should not have any expectations of personal privacy with respect to their use of Jackson Hewitt business systems or the data resident on them. Jackson Hewitt information technology systems may be used for minor or incidental personal situations provided that such use is kept at a minimum and does not interfere with an employee’s discharge of his or her duties. For further information, please consult Jackson Hewitt’s Email and Internet Policy and/or Jackson Hewitt’s Legal Department.

FOR ADDITIONAL INFORMATION

More specific information and guidance can be found in various sources, including policies, procedures and guidelines, such as the Jackson Hewitt Employee Handbook, that you may obtain from your supervisor, the Human Resources Department, Jackson Hewitt’s Legal Department or Jackson Hewitt’s Chief Compliance Officer.

Integrity Hotline

1-888-475-8268

Callers inside the U.S. or Canada can dial

direct. All others must first dial the

appropriate international access code.

© 2006 Jackson Hewitt Tax Service Inc. All Rights Reserved.

ACKNOWLEDGMENT FORM

This is to acknowledge that I have received and read the Jackson Hewitt Code of Conduct, and I understand its contents. I agree to comply fully with the standards contained in this Code. I understand that I have an obligation to report any suspected violations of this Code.

Employee Signature

Employee Name (Print)

Date

Please sign, date and return this form

to the Human Resources Department